Exhibit 99.1

November 20, 2017

Dear Colleagues and Shareholders,

 I want to share with you the news that I have been diagnosed with colon cancer.

 The good news is that the condition is treatable.

 My treatment plan is still being assessed but we expect that the medical therapy I will be undergoing will allow me to travel and remain working. This is yet another hurdle for me to overcome and I am confident that with everyone’s support and good wishes, I will do just that.

 Our board has been updated and is very supportive.

Together we have a built an amazing company in the renewable energy market. We have an exceptionally talented and dedicated management team and employee base and I am confident that we will continue on our path of growth and profitability based on technological innovation and operational excellence. Thanks for your continued support.

Onward,

 Guy
Guy Sella
Chairman & CEO, Founder